AMENDMENT NO. 6

                        Donegal Mutual Insurance Company
                              401 (K) Plan ("Plan")


         In accordance with Section 8.1 of the Plan, the Plan is hereby amended effective July 1, 2002 as follows:

1. The second sentence of subsection (a) of Section 3.4 is deleted and the following substituted therefore:

         "The amount of Elective Contributions may not be less than 1% nor more than 100% of the Participant's compensation as elected by the Participant in units of 1% points on forms provided by the Plan Committee, which notwithstanding this sentence, may limit the amount of the Participant's Elective Contribution if at any time it determines that such limitation is necessary to satisfy the requirements of IRC
         Section 401(k)."

2. There is hereby added at the end of subsection (b) of Section 3.11 the following sentence:

         "Rollover amount also does not include after tax contributions of the Employee from whatever source derived."

         IN WITNESS WHEREOF and as evidence of the adoption of this Amendment No. 6, Donegal Mutual Insurance Company has caused its duly authorized officers to execute this document on its behalf and under its seal this ______ day of __________, 2002.


                                           Donegal Mutual Insurance Company

ATTEST:                                    By: ______________________________
                                               Donald H. Nikolaus, President

----------------------------
Ralph G. Spontak, Secretary

       (Corporate Seal)